SCI Systems, Inc
    Exhibit 11 - Computation of Primary and Fully Diluted Earnings Per Share
   (In thousands of dollars except for number of shares and per share amounts)
                                  Quarter Ended:          Nine Months Ended:
                             March 30,     March 24,    March 30,    March 24,
                                1997         1996         1997         1996
                           -----------------------------------------------------
Primary Earnings Per Share
Net income                     $26,116      $19,110      $80,772      $56,389
Add back after-tax interest
 for debentures converted
 during  period                    N/A          N/A          N/A          218
                           -----------------------------------------------------
Adjusted net income used
 in primary computation        $26,116      $19,110      $80,772      $56,607
                           =====================================================
Weighted average number of
 shares outstanding during
 period                     29,794,267   29,493,375   29,716,235   29,439,307
Applicable number of shares
 for common stock equivalents
 (stock options) outstanding
 for period using Treasury-stock
 method based on average market
 price for period              655,078      638,542      675,530      655,301
                           -----------------------------------------------------
Weighted average number of
 shares used in computation 30,449,345   30,131,917   30,391,765   30,094,608
                           =====================================================
Primary  earnings per share       $.86         $.63        $2.66        $1.88
                           =====================================================
Fully Diluted Earnings Per Share
Net income                     $26,116      $19,110      $80,772      $56,389
Add back after-tax interest
 for debentures converted
 during period                     N/A          N/A          N/A          218
Add back after-tax interest
 expense for outstanding
 convertible subordinated notes  2,239          N/A        6,715          N/A
                           -----------------------------------------------------
Adjusted net income used in
 fully diluted computation     $28,355      $19,110      $87,487      $56,607
                           =====================================================
Weighted average number of
 shares outstanding during
 period                     29,794,267   29,493,375   29,716,235   29,439,307
Applicable number of shares
 for common stock equivalents
 (stock options) outstanding
 for period using Treasury-stock
 method based on the higher of
 average market price or ending
 market price                  667,659      681,969      713,149      702,266
Number of shares to be issued
 if outstanding convertible
 subordinated notes were
 converted                   5,897,436          N/A    5,897,436          N/A
                           -----------------------------------------------------
Weighted number of shares
 used in computation        36,359,362   30,175,344   36,326,820   30,141,573
                           =====================================================
Fully diluted earnings per
 share                            $.78         $.63        $2.41        $1.88
                           =====================================================